Exhibit 99.1

Natural Resource Partners L.P.
1201 Louisiana Street, Suite 3400
Houston, TX 77002

NEWS RELEASE

Natural Resource Partners
Announces 1-for-10 Reverse Unit Split

HOUSTON, January 27, 2016 /PRNewswire/ -- Natural Resource Partners L.P. (NYSE: NRP) announced today the Board of Directors of its general partner has approved a 1-for-10 reverse unit split on its common units, effective after the market closes on February 17, 2016. The common units will begin trading on a split-adjusted basis on February 18, 2016.
Pursuant to the reverse unit split, common unitholders will receive one common unit for every 10 common units owned at the close of business on February 17, 2016. All fractional units created by the reverse unit split will be rounded to the nearest whole unit, as provided by NRP’s partnership agreement. NRP’s common unit count will be reduced from approximately 122.3 million outstanding common units to approximately 12.2 million outstanding common units post-split. The announced distribution of $0.045 per common unit for the fourth quarter of 2015 will not be impacted by the reverse unit split, as the distribution will be paid in advance of the effective date of the reverse unit split. NRP’s common units will continue to trade on the New York Stock Exchange under the symbol “NRP” but will trade under a new CUSIP. The reverse split is intended to increase the market price per unit of NRP’s common units to allow NRP to maintain its New York Stock Exchange listing.
NRP’s transfer agent, American Stock Transfer and Trust Company, will act as the exchange agent. Common unit adjustments to physical unit certificates can be made upon surrender of the certificate to the transfer agent. Please contact American Stock Transfer and Trust Company for further information at (800) 937-5449.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX.  NRP is a diversified natural resource company that owns interests in oil and gas, coal, aggregates and industrial minerals across the United States.  A large percentage of NRP's revenues are generated from royalties and other passive income.  In addition, NRP owns an equity investment in Ciner Wyoming, a trona/soda ash operation, owns non-operated working interests in oil and gas properties and owns VantaCore, making NRP one of the top 25 aggregates producers in the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, commodity prices; decreases in demand for coal, oil, natural gas, and aggregates and industrial minerals, including trona/soda ash; changes in operating conditions and costs; production cuts by our lessees; the pace of development of our oil and natural gas properties; unanticipated geologic problems; our liquidity and access to capital and financing sources; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
For additional information please contact Kathy Roberts at 713-751-7555 or kroberts@nrplp.com.  Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
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